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                                                                    Exhibit 10.a

                      CHANGE OF CONTROL SEVERANCE AGREEMENT


         THIS AGREEMENT, dated as of January 23, 2001, is between NATIONAL DENTEX CORPORATION, a Massachusetts corporation (the "Company"), and David L. Brown (the "Executive").

         The Executive is a key executive of the Company and an integral part of its management.

         The Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders.

         The Company wishes to assure the Executive of fair severance should his employment terminate in specified circumstances following a change of control, and to assure the Executive of certain other benefits upon a change of control.

         In consideration of the Executive's continued employment with the Company and other good and valuable consideration, the parties agree as follows:

         1. Definitions. The following terms as used in this Agreement shall have the following meanings:

         "Base Salary" shall mean the Executive's annual base salary, exclusive of any bonus or other benefits he may receive.

         "Bonus" shall mean the aggregate amounts payable to the Executive pursuant to one or more of the Company's incentive compensation plans as in effect prior to the occurrence of a Standstill Period.

         "Cause" shall have the meaning set forth in Section 2.03.

         "Change of Control" shall mean the occurrence of any one of the following events:

                  (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or
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                  (b) any Person other than an employee benefit plan of the
         Company or of any wholly-owned subsidiary of the Company becomes the owner of 33% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 33% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/3 of the Company's Board of Directors; provided, however, such acquisition of ownership shall not constitute a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/3 of the Company's Board of Directors; or

                  (d) the Company executes an agreement of sale, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute at least two-thirds of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the effective date of such agreement).

         "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Current Title" shall mean the Executive's title on the date one hundred eighty (180) days prior to the commencement of a Stand Still Period.

         "Date of Qualified Termination" shall mean the date on which the Executive's employment is terminated pursuant to Section 2.01(a) of this Agreement.

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         "Executive Related Party" shall mean any Affiliate or Associate of the
Executive other than the Company or a Subsidiary of the Company. The terms "Affiliate" and "Associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "Associate" meaning, in this case, the Company).

         "Good Reason" shall have the meaning set forth in Section 2.04.

         A Person shall be deemed to be the "owner" of any Common Stock:

         (a) of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3, as in effect on the date hereof, promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act; or

         (b) of which such Person would be the "beneficial owner", as such term is used in Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on the date hereof; or

         (c) which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2, as in effect on the date hereof, promulgated by the Commission under the Exchange Act), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof.

         "Qualified Termination" shall have the meaning set forth in Section 2.01(a) of this Agreement.

         "Standstill Period" shall be the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

         2. Benefits Upon Change of Control.

         2.01  Benefits Following Termination of Employment.

                  (a) Upon the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason, during any Standstill Period following a Change of Control (a "Qualified Termination"), the Company shall, within thirty (30) days following the Date of Qualified Termination, pay to the Executive in a lump sum an amount equal to (x) three (3) times the Executive's Base Salary in effect immediately prior

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         to the Date of Termination plus (y) three (3) times the average amount of the Bonus payable to the Executive for the two (2) fiscal years ending on or immediately prior to the Date of Termination.

                  (b) Until the third anniversary of the Date of Qualified Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs or under other plans and programs providing substantially comparable coverage and benefits. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life insurance, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

         2.02 Coordination with Tax Rules. Payments under Section 2.01 shall be made without regard to whether the deductibility of such payments (or any other "parachute payments," as that term is defined in Internal Revenue Code Section 280G, to or for the benefit of the Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other "parachute payments" as so defined) would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided, that if the total of all "parachute payments" to or for the benefit of the Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable, with respect to such payments (the "Executive's total after tax payments"), would be increased by the limitation or elimination of any payment under Section 2.01, such amounts payable hereunder shall be reduced to the extent, and only to the extent, necessary to maximize the Executive's total after-tax payments. The determination as to whether and to what extent payments under Section 2.01 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by the Company's regularly retained independent public accounting firm (the "Accountants"). In the event of any underpayment or overpayment under Section 2.01 as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

         2.03 Cause. Termination for "Cause" shall mean termination of the Executive's employment by the Company because of conviction of a felony, commission of an act of dishonesty or moral turpitude in connection with his employment by the Company or gross neglect

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of duties (other than as a result of disability, as determined under the
Company's long-term disability plan, or death) which shall continue for thirty
(30) days after the Company gives written notice to the Executive thereof.

         2.04 Good Reason. Termination for "Good Reason" shall mean the voluntary termination by the Executive of his employment within ninety (90) days after the occurrence of any of the following events without the Executive's express written consent:

                  (a) the assignment to him of any duties materially inconsistent with his position, duties, responsibilities, reporting requirements and status with the Company immediately prior to a Change of Control, or a substantive change in the Executive's titles or offices as in effect immediately prior to a Change of Control, or removal of the Executive from, or any failure to reelect him to such positions, except in connection with the termination of the Executive's employment by the Company for Cause, for disability or death of the Executive or by the Executive other than for Good Reason; or any other action by the Company which results in a diminishment in such position, duties, responsibilities or status, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                  (b) if the Executive's Base Salary for any fiscal year is less than 100 percent of the Base Salary paid to the Executive in the completed fiscal year immediately preceding the Change of Control, or if the Executive's bonus opportunity for any fiscal year is less than the average of the bonuses actually paid to the Executive for the two completed fiscal years immediately preceding the Change of Control, unless any such reduction represents an overall reduction in the Base Salary paid or bonus opportunities made available, as the case may be, to the five (5) highest paid executives of the Company (the "Comparable Executives") (it being the Company's burden to establish this fact); or

                  (c) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which the Executive was participating immediately prior to a Change of Control, unless the Company provides the Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to a Change of Control, unless the elimination or reduction of any such benefit, perquisite or plan affects all Comparable Executives (it being the Company's burden to establish this fact) or is solely as a result of Executive reaching a specified age so as to make such coverage not available; or

                  (d) any relocation of the Executive's principal place of business, without his consent, to more than fifty (50) miles from the place where the Executive was employed at the time of the Change of Control; or



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                  (e) any other breach by the Company of any provision of this
         Agreement, provided that the same shall have the continued unremedied for a period of thirty (30) days after the Executive gives notice to the Company requesting that the Company remedy the same.

         3. No Mitigation of Damages; Other Severance Payments; Withholding.

         3.01 No Duty to Mitigate Damages. The Executive's benefits under
Section 2.01(a) shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

         3.02 Other Severance Payments. The benefits payable to the Executive hereunder following a Change of Control, in accordance with the provisions of
Section 2 above, are in lieu of any severance payments due the Executive pursuant to the provisions of any employment agreement between the Company and the Executive, except, however, that in all events the Company shall continue to pay to the Executive in accordance with the provisions of any such employment agreement all Base Salary and Bonus accrued to the effective date of termination of the Executive's employment, in addition to any amounts payable to the Executive pursuant to Section 2 of this Agreement.

         3.03 Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         4. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered by hand or sent by registered mail, return receipt requested, or by recognized overnight express courier, postage prepaid, and if to the Executive, addressed to him at the address set forth below, and if to the Company, addressed to it at 526 Boston Post Road, Wayland, Massachusetts 01778, Attention: President, with a copy to Posternak, Blankstein & Lund, L.L.P., 100 Charles River Plaza, Boston, Massachusetts 02114, Attention: Donald H. Siegel, P.C. or such other address as shall have been specified in writing by either party to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed.



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         6. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

         7. General Provisions.

         7.01 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors. If the Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder as if he had continued to live, such amounts shall be paid to the Executive's estate, such benefits shall be provided to the Executive's family and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive. This Agreement supersedes and replaces a prior Change of Control Severance Agreement between the Company and the Executive, dated as of April 1, 1995, which prior Agreement is hereby terminated.

         7.02 Successors. This Agreement shall inure to and be binding upon the Company's successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to the Executive, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any such succession, the Executive shall have all rights resulting from termination by the Executive for Good Reason under this Agreement. This Agreement shall not otherwise be assignable by the Company.

         7.03 Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

         7.04 Titles. No provision of this Agreement is to be construed by reference to the title of any section.

         7.05 Continued Employment. This Agreement shall not give the Executive any right of continued employment or any right to compensation or benefits from the Company or any subsidiary except the right specifically state herein to certain severance and other benefits, and shall not limit the Company's right to change the terms of or to terminate the Executive's employment, with or without Cause, at any time other than during a Standstill Period, except as may be otherwise provided in a written employment agreement, if any, between the Company and the Executive.



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         7.06 Termination of Agreement Outside of Standstill Period. This
Agreement shall be automatically terminated upon the first to occur of the termination of the Executive's employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period.

         7.07 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

         7.08 Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for Good Reason or in obtaining any right or benefit to which Executive is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect as published in The Wall Street Journal, until paid in full.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            NATIONAL DENTEX CORPORATION


                                            By: /s/ Richard F. Becker, Jr.
                                               ----------------------------

                                            EXECUTIVE:


                                            /s/ David L. Brown
                                            -------------------------------
                                            David L. Brown


                                            Address:  _____________________

                                                      _____________________

                                                      _____________________


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